Exhibit 5.1

David R. Young

+1 310 883 6416

dyoung@cooley.com

February 24, 2021

Canoo Inc.

19951 Mariner Avenue

Torrance, California 90503

Ladies and Gentlemen:

We have acted as counsel to Canoo Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 52,729,605 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), consisting of (a) 7,650,865 shares of Common Stock issuable pursuant to the Company’s 2018 Share Option and Grant Plan (the “2018 Plan”), (b) 6,392,350 shares of Common Stock issuable pursuant to the Company’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”), and (c) 38,686,390 shares of Common Stock issuable pursuant to the Company’s 2020 Equity Incentive Plan (together with the 2018 Plan and 2020 ESPP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the Plans, and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Cooley LLP 101 California Street, 5th Floor San Francisco, CA 94111-5800

t: (415) 693-2000 f: (415) 693-2222 cooley.com

February 24, 2021

Page Two

Sincerely,

Cooley LLP

By:	/s/ David R. Young
David R. Young

Cooley LLP 1333 2nd Street, Suite 400, Santa Monica, CA 90401

t: (310) 993-6400 f: (310) 883-6500 cooley.com